Exhibit 99.1

Allscripts Names Dennis Olis Chief Financial Officer

CHICAGO – January 31, 2018 – Allscripts Healthcare Solutions, Inc. (Nasdaq: MDRX) announced Dennis Olis has been named Chief Financial Officer of the Company, effective January 31, 2018.  Since May of 2017, Olis has been serving as Allscripts interim Chief Financial Officer.

Olis will oversee Allscripts finance functions including controllership, tax, internal audit, financial planning and analysis, treasury and investor relations.  He will report to Allscripts Chief Executive Officer, Paul Black.

"We are delighted to officially announce Dennis Olis as Allscripts Chief Financial Officer," said Black. "Dennis’s experience in a variety of finance and operational leadership roles, paired with his accomplishments as Allscripts interim Chief Financial Officer, solidifies our decision to have him permanently take on this role. I look forward to continuing to work with Dennis to execute on Allscripts growth plans.”

Olis joined Allscripts in November 2012 as the Company’s Senior Vice President, Operations. From November 2016 to May 2017, he served as Allscripts Senior Vice President, Strategic Initiatives.

Olis earned a bachelor’s degree in finance from Marquette University and a master’s degree in business administration and accounting from DePaul University.

About Allscripts

Allscripts (NASDAQ: MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

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© 2018 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

For more information contact:

Investors:

Dennis Olis

312-386-6700

dennis.olis@allscripts.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@allscripts.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements regarding future events or developments, our future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future are forward-looking statements with the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. As a result, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. See our Annual Report on Form 10-K for 2016 and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business. The statements herein speak only as of their date and we undertake no duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations.